CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of Bridge Bancorp, Inc. of our reports dated February 17, 2006 with respect to the consolidated financial statements of Bridge Bancorp, Inc. and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Livingston, New Jersey
August 9, 2006